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                                                                    Exhibit 23.3

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Gulf Island Fabrication, Inc.

In our opinion, the accompanying statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of Gulf Island Fabrication, Inc. (the "Company") for the year ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Gulf Island Fabrication, Inc. and its subsidiaries for any period subsequent to December 31, 1996.


PRICE WATERHOUSE LLP
New Orleans, Louisiana
January 23, 1997, except for the third paragraph of Note 1, which is as of February 13, 1997, the second paragraph of Note 4 which is as of February 14, 1997 and the third paragraph of
  Note 4 which is as of October 28, 1997.